CARRIER SERVICE AGREEMENT

This Carrier Service Agreement is entered into as of this 10th day of June, 2004, between Fusion Telecommunications International, Inc., a Delaware corporation ("Provider"), having its principal place of business at 420 Lexington Avenue, Suite 518, New York, NY 10170 and VCG (“Purchaser”), a Delaware corporation, having its principal office at 1250 Broadway, New York, NY 10001.

Recitals:

A.

Provider provides telecommunications services between its location and the outbound termination points identified on Exhibit A hereto and incorporated herein by this reference and

B.

Purchaser desires to purchase, upon the terms and conditions set forth in thei Agreement, telecommunications services from Provider.

Agreement:

Now therefore, intending to be legally bound, the parties agree as follows:

1.

Rates, Terms and Conditions: Provider shall provide telecommunications services to Purchaser at the rates, terms and conditions described in Exhibit A, and to the termination points set forth in Exhibit A. Purchaser acknowledges that the per minute rates set forth on Exhibit A are preferential rates based on prompt payment on or before the Due Date. The services to be provided are limited to those set forth in Exhibit A and require from Purchaser a monthly minimum usage per T-1 and/or E-1 as set forth in said Exhibit. Rates listed in Exhibit A or any subsequent rate sheet are subject to change by Provider with five (5) days written notice to Purchaser.

2.

Period of Service: This Agreement shall become effective and the parties' obligations shall commence upon the date set forth in Exhibit A of this Agreement and shall continue (subject to Provider's right to terminate this Agreement sooner) for a period of one year (12 months) from such date (the Initial Term"). This Agreement will be automatically renewed on a month-to month basis after the expiration of the initial term or any subsequent term. If either party desires to cancel this Agreement upon the expiration of the current term or any subsequent term, it shall give the other party written notice of its intent to cancel at least twenty (20) days prior to the expiration of the current term. This Agreement shall continue and remain in full force and effect until canceled by either party upon notice as provided herein.

3.

Security: Purchaser shall submit financial documentation for review to Provider's credit department. To ensure the prompt payment of sums due hereunder, Purchaser shall furnish to Provider upon the execution of this Agreement, a prepayment or security deposit in the form of cash, irrevocable and unconditional letter of credit, or such other security in form and amount acceptable to Provider. Upon request by Provider at any time, Purchaser agrees to proVide financial statements or other indications of its financial circumstances. In addition, after service commencement, Provider, at its option, may request additional security if: (a) Purchaser's payment· history, financial circumstances or credit exposure becomes unacceptable, (b) if Purchaser's account balance, plus unbilled usage exceeds the amount of any security deposit or assurance requirement or (c) in light of Purchaser's actual usage when compared to projected usage levels upon which any prior security or assurance requirement was based. Purchaser shall provide the requested additional security within two (2) days/forty-eight (48) hours: after request by Provider. In the event that Purchaser fails to provide the requested security in accordance with this provision, Provider may suspend service and/or terminate this Agreement without further notice.

4.

Additional Security Provisions: The dollar value of service available to Purchaser shall be limited to the dollar amount of the prepayment or security deposit available to Provider. The amount of any required prepayment, cash security deposit, or letter of credit is outlined in Exhibit A. Any letter of credit shall be substantially similar in form to Exhibit A to this Agreement and shall be from a financial institution reasonable acceptable to Provider.

5.

Billing Increments: All traffic shall be billed with an initial 30 second minimum increment, followed by 6 second additional increments (i.e. a minimum call length 30 seconds with all additional usage rounded up to the nearest 6 second increment). The sole exception to this billing arrangement shall be traffic terminating in Mexico which shall be billed in full minute increments (i.e. a minimum call length 60 seconds with additional usage rounded up to the nearest full minute).

6.

Billing Period/Payment Schedule: The billing period shall be seven days long, commencing at 12:00:00 a.m., Eastern Standard Time, on Monday and continuing through 11:59:59 p.m. Eastern Standard Time, the following Sunday. Provider shall send bill to Purchaser for service provided during the preceding billing period (i.e. the prior seven days), via e-mail or facsimile, by close of business each Monday. Payment of the amount shown on the bill is due from Purchaser by 5:00 p.m., Eastern Standard Time, the following Thursday (i.e. three working days later) (the "Due Date"). All payments are to be made by wire transfer per the banking information detailed in Exhibit B. The charges for services that are not paid by the Due Date shall be deemed past due. The uncollectability, fraud or any other problem that may affect Purchaser in the assessment, appraisal, accounting, billing or collecting of debt will never exempt Purchaser from the obligation of full payment to Provider. Any payment received by Provider after the Due Date shall be subject to an interest charge on delinquent amounts from the date such amounts were due at the rate of one and a half percent (1.5%) of the late payment per month (or, if unlawful, the maximum lawful rate allowable under applicable law).

7.

Taxes: Purchaser acknowledges and understands that all charges stated in the Exhibits hereto are computed by Provider exclusive of any applicable use, excise, gross receipts, sales and privilege taxes, duties, fees or other taxes or similar liabilities, including but not limited to universal service or pursuant to similar regulatory, federal or state laws, whether charged to or against Purchaser or Provider because of the services furnished to Purchaser pursuant to this Agreement ("Additional Charges"). Purchaser also acknowledges and understands that such Additional Charges will be invoiced by Provider only if Purchaser has not provided Provider with a direct payment permit, sale for resale exemption certificate, sales tax exemption certificate or other applicable exemption certificate and any non-exempt Additional Charges shall be paid by Purchaser, in addition to all other charges provided for herein.

8.

Billing Disputes: If Purchaser, in good faith, disputes the amount or appropriateness of a charge included in an invoice, it shall notify Provider in writing and provide supporting documentation establishing such claim. Such documentation supporting disputed charges shall include a detailed analysis showing the difference between the specific invoice amount and Purchaser's specific asserted amount. A summary of the disputed charges will not be accepted. Purchaser shall further provide all information reasonably requested by Provider including, but not limited to, call detail records (CDRs), to resolve the dispute. Such notification shall not relieve Purchaser of the obligation to make all undisputed payments, by the Due Date. Any resolution made by Provider in favor of Purchaser shall be credited to Purchaser's next invoice. Failure to contest a charge within thirty (30) calendar days from receipt of an invoice shall create an irrefutable presumption of the correctness of the charge. Upon dispute, the parties agree to use their best efforts to resolve the dispute in good faith within thirty (30) calendar days of Purchaser's receipt of invoice. In the event that the parties are unable to resolve the dispute within this thirty (30) day period, the dispute shall be submitted to arbitration as otherwise provided for in this Agreement.

9.

Dispute Resolution: In the event of any controversy or claim arising from or related to this Agreement, its performance or interpretation, the parties, in good faith, will attempt to resolve the dispute among themselves. Failing such resolution, the dispute will be settled by binding arbitration conducted in accordance with the commercial Arbitration Rules of the American Arbitration Association ("AAA Rules"), as amended by this Agreement and judgment upon the award rendered by the arbitrator(s) may be entered by any court with jurisdiction. The location of the arbitration shall be New York, New York. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The arbitrator(s) are not empowered to award damages in excess of compensatory damages and each party irrevocably waives any damages in excess of compensatory damages.

10.

Right to Collect Against Funds on Deposit: If full payment is not received by provider when due, provider shall have the right, with 48 hour notice, to make payment out of funds on deposit. For the purposes of this agreement, payment shall not be deemed to be made until funds have cleared into provider's account.

11.

Service Interconnections:

11.1

Interconnection of Purchaser Facilities: In order to receive services via TOM connection from Provider hereunder, Purchaser must establish dedicated DS-1 circuits between Purchaser's designated network and Provider's designated network meet point ("POP") as specified in Exhibit A. Purchaser shall pay any installation charges and continuing charges for circuits used to connect Purchaser to Provider's POP in compliance with network interface procedures.

12.

Termination:

12.1

Regulatory Changes: If the FCC, any state or other regulatory agency or court of competent jurisdiction elects to implement or enforce a rule, regulation, law or order which has the effect of cancelling, changing, or superseding any material term or provision of this Agreement or rate charged (collectively "Regulatory Requirement"), then this Agreement shall be deemed modified in such a way as the parties mutually agree is consistent with the form, intent and purpose of this Agreement and as is necessary to comply with such Regulatory Requirement. Should the parties not be able to agree on modifications necessary to comply with a Regulatory Requirement within thirty (30) days after the Regulatory Requirement is implemented or enforced, then upon written notice either party may, to the extent practicable, terminate that portion of this Agreement impacted by the Regulatory Requirement enforcement.

12.2

Non-Payment: If payment has not been received by the Due Date, for all charges (including transmission charges, service charges and monthly fixed charges, if any) billed to Purchaser, then Provider may, at its sole discretion and with five (5) days prior written notice to Purchaser, terminate transmission services and/or this Agreement in part or in whole.

12.3

Corporate Dissolution: Either party may terminate this Agreement in the event the other party makes an arrangement or composition with its creditors generally or makes an application to a court of competent jurisdiction for protection from its creditors generally or a bankruptcy order is made against the other party or a resolution is passed by it for its winding up, a court of competent jurisdiction makes an order for its winding-up or dissolution, an administration order is made in relation to it or a receiver is appointed over (or an encumbrance takes possession of or sells) any of its assets.

12.4

Breach of Agreement: In the event of a breach of any material term or condition of this Agreement by a party (other than failure to pay which is covered under Section 12.2 above or failure to provide additional security which is covered under Section 3 above), the other party may terminate this Agreement upon thirty (30) days written notice, unless the breaching party cures the breach during the thirty (30) day period.

Upon any material breach by Purchaser after expiration of all applicable notice and cure periods, Provider may at its sole option do any or all of the following:

(i)

cease accepting traffic;

(ii)

cease all electronically and manually generated information and reports;

(iii)

draw on any letter of credit, security deposit or other assurance of payment and enforce interest provider by Purchaser;

(iv)

terminate this Agreement and services without liability to Provider;

(v)

pursue such other legal or equitable remedy or relief as may be appropriate.

12.5

Network Protection: In the event Purchaser's service traffic volumes (or traffic distribution patterns to individual cities and countries) results in a lower than industry standard completion rate, severely abnormal or disproportionate distribution of traffic by city, or other similar abnormality which adversely affects the Provider network (including, but not limited to looping situations where Purchaser's traffic is delivered by Provider to another carrier for termination and ultimately returned to Provider), Provider reserves the right to block and refuse to accept such adverse traffic at any time, with prompt notice as soon as possible thereafter.

13.

No Warranties: Provider shall use reasonable efforts to provide Telecommunication services to purchaser, however, provider makes no warranty, express or implied, with respect to the transmission services provided hereunder and expressly disclaims any warranty of merchantablilty, description or fitness for any particular purpose or function.

14.

Waiver of Liability: As a material inducement for Provider to provide the services hereunder at the prices stated, Purchaser agrees that Provider shall in no event be liable to Purchaser or Purchaser's own customers for any loss, expense or damage for (i) loss of revenue, profits, savings, business or goodwill and (ii) exemplary, proximate, consequential, or incidental damages and expenses of any type or nature on account of any breach or default hereunder by Provider or on account of the use or nonuse or the services.

15.

Indemnity: Purchaser shall indemnify and hold harmless Provider, its stockholders, officers, directors, employees and agents from any and all loss, cost damage, expense or liability, including without limitation, court costs and reasonable attorneys' fees, arising out of, in whole or in part, directly or indirectly, the installation, hook-up, maintenance, service or trouble-shooting of the transmission services described in this Agreement including any interruption of transmission service to Purchaser, its employees, agents and customers, except when caused by the gross negligence by the Provider or the intentional violations of any applicable law or governmental regulation by Provider.

16.

Provision of Information and Confidentiality:

16.1

Each party undertakes to the other to promptly provide all information and assistance which the other may reasonably require to enable it to perform its obligations under this Agreement.

16.2

Subject to sub-Section 15.3, each party undertakes that it will treat as confidential, and will use its reasonable endeavors to procure that its directors, employees, advisers and agents will treat as confidential, the terms and conditions of this Agreement, as well as all data, summaries, rates, reports or information of all kinds, and all other confidential information, whether of a technical or business nature or otherwise relating in any manner to the business or affairs of the other party, which it may receive in connection with this Agreement, and will not (and will use its reasonable endeavors to procure that its directors, employees, advisers and agents will not) disclose or use such information other than strictly for the purposes of this Agreement, except with the written permission of the other party.

16.3

The provisions of sub-Section 16.2 shall not apply to information held by a party which:

16.3.1

is in or comes into the public domain other than by breach of this Agreement;

16.3.2

is obtained by that party from a third party, who has the right to disclose it;

16.3.3

is or has been independently generated by that party (but not including data generated by that party about calls handed over by the other party); or

16.3.4

is in the possession of or is known to that party prior to the date of this Agreement, to the extent that party is not bound by any confidentiality obligation in respect of such information to the other party.

16.4

The following disclosures by either party shall not constitute a breach of sub-Section 16.2:

16.4.1

a disclosure of information necessary to comply with any law or the valid order of a court of competent jurisdiction or the rule, regulation or request of any governmental or other regulatory authority or agency provided that the party disclosing the information shall request confidential treatment of such information by the third party to which it is disclosed;

16.4.2

a disclosure of information to a party's auditors andlor other professional advisors or as part of its normal reporting or review procedure to its parent company, members or partners as the case may be, provided that the party disclosing the information will endeavor to procure that its auditors, professional advisors, parent company members and partners will also treat such information as confidential;

16.4.3

a disclosure of information made in order to enforce its rights under this Agreement;

16.4.4 a disclosure made to a financial institution, lender of funds or financial advisor where such disclosure is required as part of an arrangement for the financing or refinancing of such party; provided, however, that before making any disclosure pursuant to this sub-Section 16.4, the recipient party agrees that it will provide the disclosing party with prompt written notice so that the disclosing party has the opportunity to pursue its legal and equitable remedies regarding potential disclosure.

16.5

On termination of this Agreement for whatever reason, the recipient party shall return to the disclosing party (or, at the discretion of the disclosing party, destroy) all copies of confidential information of the other party which it has in its possession. The provisions of this Section 16 shall survive the termination or expiry of this Agreement for any reason whatsoever.

17.

No Agency: Neither party is authorized to act as an agent for, or legal representative of, the other party and neither party shall have the authority to assume or create any obligation on behalf of, in the name of, or binding upon the other party.

18.

Force Majeure: The parties' obligations under this Agreement are subject to and neither party shall be liable for (except for the obligation to pay money by Purchaser): delays, failures to perform, damages, losses or destruction, or malfunction of any equipment or any consequence thereof caused or occasioned by, or due to fire, flood, water, the elements, labor disputes or shortages, utility curtailments, power failures, explosion, civil disturbances, governmental actions, shortages of equipment for supplies, unavailability of transportation, acts or omissions of third parties, or any other cause beyond the party's reasonable control. Purchaser shall not represent that Provider is responsible for the type or quality of Purchaser's services to its customers.

19.

No Waiver: The failure of either party to enforce or insist upon compliance with any of the provisions of this Agreement or the waiver thereof, in any instance, shall not be construed as a general waiver or relinquishment of any other provision of this Agreement.

20.

Binding Effect: This Agreement shall be binding upon and inure to the benefit of the parties' hereto and their respective heirs, successors and assigns.

21.

No Assignment: Neither party shall voluntarily or by operation of law assign, transfer, license, or otherwise transfer all or any part of its right, duties or other interest in the Agreement of the proceeds thereof (collectively, "Assignment"), without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed. Any attempt to make an Assignment in violation of this provision shall be null and void. Purchaser and Provider shall provide written notice to the other of any change in ownership or control. Either party's failure to comply with the assignment provisions, as contained in this paragraph, shall give the other, at its sole discretion, the option to either accept the others assignee or terminate this Agreement. No assignment shall release the other of its obligations hereunder.

22.

Amendment: This Agreement may not be amended except by an instrument in writing, executed by the parties. The acknowledgment or acceptance hereto shall effect no modification or amendment by either party of any purchaser order, sales acknowledgment or other similar form from the other party.

23.

Merger: This Agreement (including its Exhibits) supersedes and merges all prior agreements, promises, understandings, statements, representations, warranties indemnities and covenants and all inducements to the making of this Agreement relied upon by either party herein, whether written or oral, and embodies the parties' complete and entire agreement with respect to the subject matter hereof. No statement or agreement, oral or written, made before the execution of this Agreement shall vary or modify the written terms hereof in any way whatsoever.

24.

Interpretation: The words and phrases used herein shall have the meaning generally understood in the telecommunications industry. This Agreement shall be construed in accordance with its fair meaning and not for or against either party drafted this Agreement.

25.

Third Party Beneficiaries/Parties in Interest: This Agreement has been made and is made solely for the benefit of the Provider and Purchaser, and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights/remedies under or by reason of this Agreement on any third party.

26.

Representation of Authority: Each party represents and warrants to the other that the execution and delivery of this Agreement and the performance of such party's obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such parties and enforceable in accordance with its terms.

27.

Further Assurances: The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

28.

Governing Law: This Agreement shall be in all respects, governed by and construed and enforced in accordance with the laws of the State of New York, including all matters of construction, validity and performance.

29.

Counterparts: This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

30.

Notices: All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to be delivered on the earlier of: (a) the date of actual receipt; (b) three days after the date of mailing, by certified or registered mail, duly addressed and with proper pre-paid postage, with return receipt requested, to the last known place of business of either party; or (c) the day after being sent via a nationally recognized overnight courier service such as Federal Express. Notices will be delivered as follows:

Provider:

Fusion Telecommunications International, Inc.

420 Lexington Avenue, Suite 518

New York, NY 10170

Attn: Sales Dept.

Phone:

212-972-2000

Fax:

212-972-7884

Purchaser:

_____________________________________________________

Address: __________________________________________

_____________________________________________________

Attn: _______________________________________________

Phone: _____________________________________________

Fax: ________________________________________________

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written

Fusion Telecommunications Int’l, Inc.

Purchaser: VCG

By: /s/ JAN SARRO

By: /s/ ELIE SEIDMAN

Printed Name: Jan Sarro

Printed Name: Elie Seidman

Title: Vice President

Title: CEO